Exhibit 10.2


                          EXECUTIVE RETENTION AGREEMENT

         AGREEMENT by and between Deluxe Corporation, a Minnesota corporation (the "Company") and Lawrence J. Mosner (the "Executive"), dated as of the 2nd day of April, 2001 (the "Effective Date").

I.       Certain Definitions.

         A. "Affiliate" shall mean a company controlled directly or indirectly by the Company where "control" shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

         B.       "Board" shall mean the Board of Directors of the Company.

         C.       "Cause" shall mean:

                  1. the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company and its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

                  2. the Executive's conviction of a felony or the willful engaging by the Executive in (a) other illegal conduct relating to the business or assets of the Company, or (b) gross misconduct which is materially injurious to the Company or its Affiliates.

         For purposes of this definition, (a) no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company and (b) in the event of a dispute concerning the application of this provision, no

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         claim by the Company that Cause exists shall be given effect unless the
         Company establishes to the Committee by clear and convincing evidence that Cause exists. Any act, or failure to act, based upon instructions given by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

         D. "Committee" shall mean the Compensation Committee of the Company's Board.

         E. "Disability" shall mean the absence of the Executive from the Executive's duties with the Company or its Affiliates, as the case may be, on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

         F.       "Good Reason" shall mean:

                  1. except with Executive's written consent given in his discretion, (a) the assignment to the Executive of any duties materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or (b) any other action by the Company which results in a material diminution in the Executive's position (or positions) with the Company or its Affiliates, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive and excluding any diminution attributable to the fact that the Company is no longer a public company;

                  2. any material reduction in the Executive's aggregate compensation and incentive opportunities, or any failure by the Company to pay the Executive any portion of the Executive's compensation when such compensation is due, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;


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                  3.       the Company's requiring the Executive to be based at
                           any location more than 50 miles from the location at which the Executive is based as of the Effective Date;

                  4. any purported termination by the Company of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement. For purposes of this Agreement, no such purported termination shall be effective;

                  5. any failure by the Company to comply with and satisfy VII.C. of this Agreement; or

                  6. any request or requirement by the Company or its Affiliates that the Executive take any action or omit to take any action that is inconsistent with or in violation of the Company's ethical guidelines and policies as in effect from time to time or any professional ethical guidelines or principles that may be applicable to the Executive.

                  The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

II.      Retention Payment.

         A. Subject to Section II.B. hereof, if the Executive remains in the employ of the Company through December 31, 2002, the Company shall pay to the Executive the sum of $2,900,000 (the "Retention Payment") by January 31, 2003, plus interest thereon from April 1, 2000 to the date of payment, at a rate of 8% per annum.

         B. If, prior to December 31, 2002, the Executive's employment is terminated (a) by the Company without Cause, (b) by the Executive for Good Reason or (c) due to the Executive's death or Disability, then the Company shall pay to the Executive, within ten business days following the Date of Termination, the Retention Payment, plus


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                  interest thereon from April 1, 2000 to the date of payment, at a rate of 8% per annum.

III.     Termination of Employment.

         A. Notice of Termination. Any purported termination of the Executive's employment (other than by reason of death) shall be communicated by Notice of Termination to the other party hereto given in accordance with the terms of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (1) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (2) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph I.C.1. or I.C.2. above, and specifying the particulars thereof in reasonable detail. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder;

         B. Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive.

         C. Dispute Concerning Termination. If within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination,


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                  the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

IV. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates.

V. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may incur in good faith as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Such payments shall be made within five
         (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

VI.      Certain Additional Payments by the Company.


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         A.       Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or benefit received or to be received by the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement, but determined without regard to any additional payments required under this Section
                  VI) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax
                  (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section VI.A., if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net increase in after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax benefit the Executive would receive if the Gross-Up Payment were eliminated and the Payments were reduced, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b) of the Code) unless, in the opinion of tax counsel ("Tax
                  Counsel") reasonably acceptable to the Executive and selected by the Accounting Firm (as defined below), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax


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                  Counsel, such excess parachute payments (in whole or in part)
                  represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principals of Sections 280G(d)(3) and
                  (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section VI.A.), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         B. Subject to the provisions of Section VI. C., all determinations required to be made under this Section VI, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that a Payment has been made or will be required, as the case may be, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section VI., shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section VI.C. and the


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                  Executive thereafter is required to make a payment of any
                  Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         C. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  1. give the Company any information reasonably requested by the Company relating to such claim,

                  2. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  3. cooperate with the Company in good faith in order to effectively contest such claim, and

                  4. permit the Company to participate in any proceedings relating to such claim;

                  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and


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                  expenses. Without limitation on the foregoing provisions of this Section VI.C., the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         D. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section VI.C., the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section VI.C.) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of any amount advanced by the Company pursuant to Section VI.C., a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount


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                  of such advance shall offset, to the extent thereof, the
                  amount of Gross-Up Payment required to be paid.

         E. The Gross-Up Payment shall be made not later than the fifth day following the date on which the Retention Payment is paid; provided, however, that if the amount of such Gross-Up Payment, and the limitation on such payments set forth in
                  Section VI.A. hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accounting Firm, of the minimum amount of such Gross-Up Payment to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after such day. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

VII.     Successors.

         A. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. If the Executive shall die while any amount would still be payable to the Executive hereunder if the


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                  Executive had continued to live, all such amounts, unless
                  otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

         B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         C. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and shall include any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

VIII.    Miscellaneous.

         A. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         B. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

         Lawrence J. Mosner
         483 Highcroft Road
         Wayzata, MN 55391-1548


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         If to the Company:

         Deluxe Corporation
         3680 Victoria Street North
         Shoreview, MN 55126

         Attn: General Counsel

         or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         C. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         D. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         E. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.


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         F.       The obligations of the Company and the Executive under this
                  Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration.

         G. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive's claims has been denied.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


Deluxe Corporation                             Executive

By:
    --------------------------------           --------------------------------
    Calvin W. Aurand, Jr.                      Lawrence J. Mosner
    Chairman, Compensation Committee
     of the Board of Directors


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